EXHIBIT 99.1

Hudson Technologies Reports THIRD Quarter 2013 Results

pearl river, ny – October 30, 2013 – Hudson Technologies, Inc. (NASDAQ: HDSN), announced results for the quarter and nine months ended September 30, 2013.

Revenues for the three months ended September 30, 2013 increased 5% to $15.2 million from $14.5 million in the comparable 2012 period.

During the third quarter of 2013, the Company recorded a lower-of-cost-or-market inventory adjustment (“LCM inventory adjustment”) of $14.7 million. This LCM inventory adjustment, which significantly increased our cost of sales, was due to an approximately 50% decline in R-22 pricing from March to September 2013 following the issuance of the EPA’s final rule in April 2013 which permitted higher than expected virgin R-22 allowances for 2013 and 2014. With the inclusion of the $14.7 million LCM inventory adjustment, Hudson’s third quarter 2013 operating loss was $14.4 million, as compared to operating income of $3.7 million in the same quarter of 2012. Net loss for the third quarter of 2013, including the $14.7 million LCM inventory adjustment, was $9.1 million, or a loss of $0.36 per basic and diluted share, compared to net income of $2.2 million, or $0.09 per basic share and $0.08 per diluted share, for the third quarter of 2012. Excluding this LCM inventory adjustment for the third quarter 2013, the Company achieved third quarter non-GAAP gross profit, as defined in the tables below, of $2.1 million and non-GAAP operating income, as defined in the tables below, of $254,000.

For the nine months ended September 30, 2013, revenues increased 4% to $53.8 million as compared to revenues of $51.6 million in the first nine months of 2012. With the inclusion of the $14.7 million LCM inventory adjustment, Hudson’s operating loss was $6.3 million in the first nine months of 2013, as compared to operating income of $16.4 million in the same period last year. In the nine months ended September 30, 2013, the Company reported a net loss, including the LCM inventory adjustment, of $4.3 million, or a loss of $0.17 per basic and diluted share, as compared to net income of $9.8 million, or $0.41 per basic share and $0.37 per diluted share, in the comparable period of 2012. Excluding the $14.7 million LCM inventory adjustment, for the nine months ended September 30, 2013, as defined in the tables below, the Company achieved non-GAAP gross profit of $13.8 million and non-GAAP operating income of $8.4 million.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “R-22 prices have dropped by 50% following the EPA’s issuance of its final rule in April 2013, adversely impacting the value of our inventory and causing the Company to record a large write down in the form of an LCM inventory adjustment. We had been operating under the belief that the EPA was applying a step-down approach to the phase-out of R-22 based upon the EPA’s public statements, the issuance of the original rule making for the 2010 to 2014 period and reinforced by two subsequent ‘no action assurance letters’ that reduced allowances for 2012 by 45% compared to 2011 levels and most recently, in January 2013, reduced allowances by approximately 18% compared to the reduced 2012 levels. The EPA’s sudden change in course with its April 2013 rule making, which increased allowances for 2013 and 2014, negatively impacted Hudson’s business plans and, we believe, those of many in our industry. In spite of the EPA’s actions, we were able to achieve modest growth in both revenues and volumes during the later part of the 2013 selling season. Furthermore, our non-GAAP gross profit margin, excluding the LCM inventory adjustment, was 26% for the nine months ended September 30, 2013 and in line with our long term historical gross margin levels.”

“Under the Montreal Protocol, virgin R-22 production must be reduced to zero by no later than December 31, 2019, and the reclamation industry will then become the principle source of supply of R-22. The EPA has stated on several occasions that its goals are to prevent market disruption and to achieve significant growth in reclamation so that a sustainable reclamation industry will be developed and able to support demand for R-22 until the end of life for R-22 systems. We believe that the EPA’s April ruling did not support these goals. The EPA has additional rule-making opportunities in the future that hopefully will reduce R-22 allowances for the period 2015 through 2019 in a manner consistent with its previously stated goals.”

Mr. Zugibe concluded, “While the April 2013 EPA ruling was a setback for Hudson, our focus remains on meeting the needs of our customers while also strategically positioning the Company to effectively navigate the changing regulatory landscape. We are working at various levels of both the executive and legislative branches of the U.S. government to bring to light the economic and environmental issues associated with production of virgin R-22. Although we can provide no assurance regarding any future regulatory actions, we remain confident that the Administration and the EPA appreciate the longer term necessity, from an economic and environmental standpoint, of an orderly phase out of the production of virgin R-22. We believe that Hudson’s reclamation capabilities will play a key role in support of this long-term imperative.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the third quarter results today, October 30, 2013 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until November 30, 2013 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13572558. A transcript of the call will be available on the Hudson Technologies website approximately 24 hours after its completion.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Non-GAAP Financial Information

This press release contains certain non-GAAP financial measures.  Tables are provided at the end of this press release that reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP).  These non-GAAP financial measures include non-GAAP gross profit margins, non-GAAP operating income (loss) and non-GAAP gross profit. The method the Company uses to produce non-GAAP financial measures is not computed according to GAAP and may differ from methods used by other companies.

To supplement the Company's consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and performance. Management uses these non-GAAP measures to evaluate the Company's financial results. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to gross margins, operating income (loss) or gross profit as determined in accordance with GAAP.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

 Consolidated Statements of Operations

 (unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended September 30,		Nine month period ended September 30,
	2013	2012	2013	2012
Revenues	$15,171	$14,473	$53,816	$51,578
Cost of sales, excluding lower-of-cost-or-market adjustment	13,084	9,108	40,019	30,009
Lower-of-cost-or-market adjustment	14,700	0	14,700	0
Gross profit (loss)	(12,613)	5,365	(903)	21,569
Operating expenses:
Selling and marketing	756	572	2,397	1,926
General and administrative	1,077	1,078	2,967	3,242
Total operating expenses	1,833	1,650	5,364	5,168

Operating income (loss)	(14,446)	3,715	(6,267)	16,401
Other income (expense):
Interest expense	(247)	(174)	(687)	(532)
Interest income	0	0	0	1
Total other income (expense)	(247)	(174)	(687)	(531)
Income (loss) before income taxes	(14,693)	3,541	(6,954)	15,870
Income tax (benefit) expense	(5,578)	1,347	(2,642)	6,033
Net income (loss)	($9,115)	$2,194	($4,312)	$9,837
Net income (loss) per common share - Basic	($0.36)	$0.09	($0.17)	$0.41
Net income (loss) per common share - Diluted	($0.36)	$0.08	($0.17)	$0.37
Weighted average number of shares
outstanding - Basic	25,070,386	23,928,081	24,751,674	23,834,685
Weighted average number of shares
outstanding - Diluted	25,070,386	26,566,674	24,751,674	26,241,273

Hudson Technologies, Inc. and subsidiaries

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

($ in millions)

	Three month period ended September 30,		Nine month period ended September 30,
Gross profit (loss):	2013	2012	2013	2012
GAAP Gross profit (loss)	($12.6)	$5.4	($0.9)	$21.6
Lower-of-cost-or-market adjustment	$14.7	$0.0	$14.7	$0.0
Non GAAP Gross profit (loss) (1)	$2.1	$5.4	$13.8	$21.6
Non GAAP gross margin	14%	37%	26%	42%

(1)   Non-GAAP gross profit and non-GAAP gross margin are non-GAAP financial measures which represent gross profit. The Company believes these are useful financial measures to more completely evaluate its operating results.

	Three month period ended September 30,		Nine month period ended September 30,
Operating income (loss):	2013	2012	2013	2012
GAAP Operating income (loss)	($14.4)	$3.7	($6.3)	$16.4
Lower-of-cost-or-market adjustment	$14.7	$0.0	$14.7	$0.0
Non GAAP Operating income (loss) (2)	$0.3	$3.7	$8.4	$16.4

(2)   Non-GAAP operating income is a non-GAAP financial measures which represent operating income. The Company believes these are useful financial measures to more completely evaluate its operating results.

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,943	$3,991
Trade accounts receivable - net of allowance for doubtful
accounts of $245 and $227	6,866	1,956
Inventories	32,378	40,167
Prepaid expenses and other current assets	5,132	676
Deferred tax asset	234	234
Total current assets	48,553	47,024

Property, plant and equipment, less accumulated depreciation and amortization	4,745	4,765
Other assets	270	341
Deferred tax asset	4,941	3,888
Investments in affiliates	993	1,138
Intangible assets, less accumulated amortization	59	76
Total Assets	$59,561	$57,232

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$6,216	$6,219
Accrued payroll	431	661
Short-term debt and current maturities of long-term debt	18,076	12,736
Total current liabilities	24,723	19,616
Deferred income taxes	542	0
Long-term debt, less current maturities	4,748	4,920
Total Liabilities	30,013	24,536

Commitments and contingencies

Stockholders' equity:
Preferred stock shares authorized 5,000,000;
Series A convertible preferred stock, $0.01 par value ($100
liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000;
25,070,386 and 24,124,625 issued and outstanding	251	241
Additional paid-in capital	44,876	43,722
Accumulated deficit	(15,579)	(11,267)
Total Stockholders' Equity	29,548	32,696

Total Liabilities and Stockholders' Equity	$59,561	$57,232